Exhibit 4.71

Confidential

(Translation, for reference only)

SHARE SUBSCRIPTION AGREEMENT

between

ChipMOS TECHNOLOGIES INC.

and

Tsinghua Unigroup Ltd.

Confidential

(Translation, for reference only)

Exhibit List

Exhibit A	Representations and Warranties of ChipMOS
Exhibit B	ChipMOS Disclosure Letter
Exhibit C	Subscriber Joinder Agreement
Exhibit D	Legal Opinion
Exhibit E	Certificate of ChipMOS
Exhibit F	Certificate of the Subscriber
Exhibit G	Comparison of the Amendments to the Articles of Incorporation
Exhibit H	Competitor List

Confidential

(Translation, for reference only)

Share Subscription Agreement

This Share Subscription Agreement (“Agreement”) is executed on this 11th day of December 2015 (“Execution Date”) by and between ChipMOS TECHNOLOGIES INC., a company incorporated under the laws of Taiwan (“ChipMOS”), and Tsinghua Unigroup Ltd., a company incorporated under the laws of People’s Republic of China (“PRC”) (“Tsinghua Unigroup”). ChipMOS and Tsinghua Unigroup shall collectively be referred to as the “Parties.”

RECITALS

WHEREAS, ChipMOS desires to issue, through private placement, common shares which are intended to be subscribed to by a company over which Tsinghua Unigroup has de facto control (“Subscriber”), and Tsinghua Unigroup also agrees that the Subscriber shall subscribe to such common shares from ChipMOS.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein, and for other good and valuable consideration, ChipMOS and Tsinghua Unigroup hereby agree as follows:

Article 1	Private Placement

1.1 Private Placement Shares ChipMOS agrees, pursuant to Taiwan’s relevant laws and regulations and the terms and conditions provided herein, to increase its capital and issue 299,252,000 common shares through private placement (“Private Placement Shares”) for the subscription by the Subscriber, and Tsinghua Unigroup also agrees that the Subscriber shall subscribe to such Private Placement Shares from ChipMOS (“Transaction”). After the issuance of the Private Placement Shares, the Private Placement Shares shall be equivalent to approximately 25% of the total number of ChipMOS’ issued shares (including the Private Placement Shares).

1.2 Subscription Price The par value per Private Placement Share is NT$10. Tsinghua Unigroup agrees that the Subscriber shall subscribe to the Private Placement Shares at a price of NT$40 per share (“Subscription Price per Share”). The total price to subscribe to the Private Placement Shares shall be NT$11,970,080,000 (“Total Subscription Price”).

Article 2	Issuance and Subscription of Private Placement Shares

2.1 Issuance and Subscription of Private Placement Shares ChipMOS and the Subscriber shall perform as follows regarding the issuance and subscription of Private Placement Shares:

(1) After all the conditions precedent provided in Articles 5 and 6 herein are satisfied (or have been waived by the Subscriber or ChipMOS to the extent permitted by applicable laws and regulations), ChipMOS and the Subscriber shall select a day as the closing date for the Private Placement Shares (“Closing Date,” i.e., the record date of capital increase and new shares issuance) within fifteen (15) days from the date the Subscriber obtains the approval of the Investment Commission of the Ministry of Economic Affairs of Taiwan (“IC”).

(2) ChipMOS shall provide the Subscriber with the name of the account to which the Total Subscription Price shall be remitted and other details regarding the remittance two (2) working days before the Closing Date. On Closing, ChipMOS shall deliver the subscription payment certificate executed on the Closing Date to the Subscriber to confirm that ChipMOS has received the Total Subscription Price of the Private Placement Shares. The Subscriber shall deliver to ChipMOS documentary evidence provided by the financial institution which the Subscriber appoints to make its remittance to prove that the Total Subscription Price has been remitted to the account designated by ChipMOS.

2.2 Registration Procedures for Private Placement Shares ChipMOS shall complete every procedure for the issuance of the Private Placement Shares as soon as possible and no later than the thirtieth (30th) working day after the Closing Date. Such procedures include, but are not limited to:

(1) Completion of capital verification;

(2) Completion of relevant changes to registrations with the Department of Commerce, Ministry of Economic Affairs of Taiwan;

(3) To apply to register the issuance of Private Placement Shares with the Taiwan Depository & Clearing Corporation (“TDCC”);

(4) To deposit the Private Placement Shares into the deposit account opened by the Subscriber at that time; and

(5) To deliver immediately documents which can sufficiently prove that the Subscriber owns the Private Placement Shares (or cause its shareholder services agent deliver such documents immediately) once the procedures stated in the above items (1) to (4) are completed.

Both Parties shall provide their assistance to the fullest extent regarding the requests of the competent authorities. However, if there is a possibility that the completion of such procedures will exceed thirty (30) working days caused by the relevant competent authorities, ChipMOS shall notify the Subscriber immediately and provide its assistance to the fullest extent to obtain the relevant approvals and complete the above-mentioned procedures as soon as possible.

Article 3	Representations and Warranties of ChipMOS

ChipMOS hereby represents and warrants to Tsinghua Unigroup and the Subscriber as follows, and further consents and confirms that the following representations and warranties are true and correct on and as of the Execution Date through the Closing Date (or, if the representations or warranties are made on a certain date, as of such certain date):

(1) ChipMOS is a company limited by shares incorporated and validly existing under the laws of Taiwan.

(2) The total number of the issued shares of ChipMOS is 896,206,643 shares as of the Execution Date.

(3) Except for the shares stated in the foregoing item (2) and the 1,548,000 restricted employee shares which will be issued in the future, ChipMOS does not have any issued and outstanding convertible corporate bonds, employee stock options, restricted employee shares or any other equity securities.

(4) ChipMOS has the full and requisite rights to issue the Private Placement Shares, execute this Agreement and any other related documents, and perform the obligations provided in this Agreement and other documents related to the Transaction, which ChipMOS shall execute (including the Strategic Alliance Agreement, herein after “Alliance Agreement”; the Alliance Agreement and this Agreement are collectively referred to as the “Transaction Documents”).

(5) All of the statements provided in Exhibit A are true and correct.

Article 4	Representations and Warranties of Tsinghua Unigroup

4.1 Tsinghua Unigroup hereby represents and warrants to ChipMOS as follows, and further consents and confirms that the following representations and warranties are true and correct on and as of the Execution Date and the Closing Date (or, if the representations or warranties are made on a certain date, as of such certain date):

(1) Tsinghua Unigroup is a limited company incorporated and validly existing under the laws of the PRC.

(2) Tsinghua Unigroup has the requisite power and authority to execute and deliver the Transaction Documents, and to perform the transactions contemplated in the Transaction Documents. Tsinghua Unigroup has obtained all necessary internal authorizations regarding the execution and delivery of the Transaction Documents. Further, as of the Closing Date, Tsinghua Unigroup will obtain all necessary internal authorizations regarding the performance of the Transaction Documents. The Transaction Documents constitute a legitimate, valid, binding obligation of Tsinghua Unigroup, enforceable against Tsinghua Unigroup in accordance with the terms and conditions provided therein.

(3) In no event shall any of the following circumstances come to exist with respect to Tsinghua Unigroup regarding the execution and delivery of the Transaction Documents:

(a)	Violation or conflict with the articles of incorporation, internal regulations, licenses and other approvals and permits necessary to operate the business;

(b)	Violation of any terms and conditions provided in any contract or agreement to which Tsinghua Unigroup is a party or by which Tsinghua Unigroup is bound, or for which it would bear liablility for breaching, or for which would give rise to the right of another party to raise any claim against Tsinghua Unigroup, except for such violations would not have a Material Adverse Effect; or

(c)	Violation of any laws, orders, administrative regulations or any judgment of the courts by which Tsinghua Unigroup or the Transaction shall be bound, except for such violations would not have a Material Adverse Effect.

4.2 Tsinghua Unigroup, regarding its execution of the Transaction Documents, has obtained the approvals, consents, authorizations, or orders from, or filed or registered with, the relevant competent authorities or any other cooperating companies (pursuant to any contract or agreement to which Tsinghua Unigroup or any of its subsidiaries is a party).

Article 5	Conditions Precedent to Subscriber’s Paying the Total Subscription Price

The obligations of the Subscriber to effect the Transaction on the Closing Date pursuant to this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions which may be waived, in whole or in part, by the Subscriber, to the extent permitted by applicable laws and regulations:

5.1 All of the Representations and Warranties are Correct The representations and warranties of ChipMOS provided in Article 3 are true and correct as of the Execution Date and the Closing Date and till such Dates.

5.2 Covenants of ChipMOS

(1) Except for the resolution approved by the board of directors pursuant to Section 7.1(2) of this Agreement, the board of directors of ChipMOS has lawfully and validly approved a resolution to confirm the content of this Agreement, and such resolution has not been annulled, changed, amended or augmented.

(2) The ChipMOS shareholders meeting has lawfully convened and has legitimately and validly approved each resolution provided in Section 7.1(1) of this Agreement. For the avoidance of doubt, ChipMOS shall convene a special shareholders meeting pursuant to Section 7.1(1) of this Agreement, and shall use its best efforts to cause the special shareholders meeting to approve each resolution provided in Section 7.1(1) of this Agreement, including, but not limited to, amending the scope of business listed in its articles of incorporation in order to be consistent with the items in which the PRC investors are allowed to invest pursuant to the current laws, orders or administrative regulations of Taiwan. Notwithstanding the foregoing, in the event that the special shareholders meeting fails to approve each resolution provided in Section 7.1(1) of this Agreement, ChipMOS shall not bear any liability for breaching.

(3) ChipMOS has obtained all of the consents, approvals, permits and waivers of relevant rights of relevant competent authorities which are necessary to consummate the Transaction, and such consents, approvals, permits and waivers remain valid as of the Closing Date. Notwithstanding the foregoing, in the event that ChipMOS uses its best efforts but still fails to obtain such consents, approvals or permits, ChipMOS shall not bear any liability for breaching.

5.3 No Material Adverse Effects There is no circumstance that causes or will cause a Material Adverse Effect (defined as follows) on ChipMOS from the Execution Date to the Closing Date.

“Material Adverse Effect” in the Transaction Documents shall mean (i) any material adverse effect on the business, properties, financial condition, assets or results of operations of a company and its subsidiaries (individually or taken as a whole); or (ii) any material adverse effect on the ability of each Party to perform the relevant obligations of the Transaction Documents. However, changes in the price or trading volume of the shares of ChipMOS within the period from the Execution Date to the Closing Date shall not be interpreted as a Material Adverse Effect under the Transaction Documents.

5.4 Approvals and Permits of the Subscriber

Tsinghua Unigroup covenants to cause the Subscriber to complete the event provided in item (1) below before the execution of the Subscriber Joinder Agreement (see Exhibit C) and to complete the event provided in item (2) below before the Closing Date:

(1) The board of directors of the Subscriber has legitimately and validly approved a resolution to confirm the content of this Agreement, and such resolution has not been annulled, changed, amended or augmented.

(2) The Subscriber and its direct or indirect controlling shareholders have obtained all of the consents, approvals, permits and waivers of relevant rights of the internal authority of the entity and relevant competent authorities which are necessary to consummate the Transaction, and such consents, approvals, permits and waivers of relevant rights remain valid as of the Closing Date. For the avoidance of doubt, the Subscriber shall use its best effort to obtain, and cause its direct or indirect controlling shareholders to obtain, the consents, approvals, permits and waivers of relevant rights that are necessary for the Subscriber to consummate the Transaction. However, if the Subscriber or its direct or indirect controlling shareholders use their best efforts but still fail to obtain such consents, approvals, permits and waivers of relevant rights, the Subscriber or its direct or indirect controlling shareholders shall not bear any liability for breaching.

5.5 Legal Opinion The legal opinion issued by the counsel appointed by ChipMOS shall be dated on the Closing Date with the form and substance acceptable to the Subscriber. The scope of such legal opinion shall include the items provided in Exhibit D.

5.6 Certificate of ChipMOS The certificate dated on the Closing Date with the form and content provided in Exhibit E executed by ChipMOS confirms that: (x) the representations and warranties made by ChipMOS pursuant to this Agreement are still true and correct as of the Closing Date, and contain no material omissions which will mislead Tsinghua Unigroup and/or the Subscriber; and (y) ChipMOS has performed all of the covenants, agreements and conditions which it is obligated to complete before or on the Closing Date pursuant to this Agreement.

5.7 No Litigation No existing law, judgment or ruling of the court, or arbitration award that restricts, suspends, or prohibits the issuance or subscription of the Private Placement Shares. No existing civil, criminal, arbitral, or administrative procedure that raises claims against this Agreement or the issuance or subscription of the Private Placement Shares, or seeking to prohibit, change, stop or delay the Closing.

5.8 No Suspension or Delisting ChipMOS has not been ordered by the Taiwan Stock Exchange Corporation (“TWSE”), or the Securities and Futures Bureau of the Financial Supervisory Commission of Taiwan (“SFB”) to suspend the trading of shares, alter its trading method, or delist. ChipMOS has not undertaken any procedure to apply for the delisting of its shares from the TWSE.

Article 6	Conditions Precedent to ChipMOS’ Issuing Private Placement Shares

The obligations of ChipMOS to effect the Transaction on the date of the issuance of the shares are subject to the satisfaction at or prior to the Closing Date of each of the following conditions which may be waived, in whole or in part, by ChipMOS, to the extent permitted by applicable laws and regulations:

6.1 All of the Representations and Warranties are Correct The representations and warranties of Tsinghua Unigroup provided herein are true and correct in all material aspects as of the Execution Date and the Closing Date and till such Dates.

6.2 Approvals and Permits of the Subscriber The board of directors of the Subscriber has lawfully and validly approved a resolution to confirm the content of this Agreement, and such resolution has not been annulled, changed, amended or augmented. The Subscriber and its direct or indirect controlling shareholders have obtained all of the consents, approvals, permits and waivers of relevant rights of the internal authority of the entity and the relevant competent authorities which are necessary to consummate the Transaction, and such consents, approvals, permits and waivers of relevant rights remain valid as of the Closing Date. For the avoidance of doubt, the Subscriber shall use its best efforts to obtain, and cause its direct or indirect controlling shareholders to obtain, the consents, approvals, permits and waivers of relevant rights that are necessary for the Subscriber to consummate the Transaction. However, if the Subscriber or its direct or indirect controlling shareholders use their best efforts but fail to obtain such consents, approvals, permits and waivers of relevant rights, the Subscriber or its direct or indirect controlling shareholders shall not bear any liability for breaching.

6.3 Certificate of the Subscriber The Certificate dated on the Closing Date with the form and content provided in Exhibit F executed by Subscriber confirms that: (x) the representations and warranties made by Subscriber pursuant to this Agreement are still true and correct as of the Closing Date, and contain no material omissions which will mislead ChipMOS; and (y) the Subscriber has performed all of the covenants, agreements and conditions which it is obligated to complete before or on the Closing Date pursuant to this Agreement.

6.4 No Litigation No existing law, judgment or ruling of the court, or arbitration award that restricts, suspends, or prohibits the issuance or subscription of the Private Placement Shares. No existing civil, criminal, arbitral, or administrative procedure that raises claims against this Agreement or the issuance or subscription of the Private Placement Shares, or seeking to prohibit, change, stop or delay the Closing.

Article 7	Covenants

7.1 ChipMOS covenants that, before the Closing Date:

(1) ChipMOS shall, as soon as possible, and no later than ninety (90) days after the Execution Date, hold a special shareholders meeting, and cause such shareholders meeting to approve a resolution to amend its articles of incorporation, as provided in Exhibit G, and to approve a resolution for the Private Placement Shares to be solely subscribed to by the Subscriber.

(2) After the resolution provided in Section 7.1(1) of this Agreement has been approved by the special shareholders meeting, unless the Parties agree to extend the schedule, ChipMOS shall immediately hold a meeting of the board of directors within ten (10) days to determine the Subscription Price per Share pursuant to Section 1.2 of this Agreement and complete the pricing for the Private Placement Shares.

(3) From the Execution Date to the Closing Date, ChipMOS shall notify Tsinghua Unigroup immediately when it notices that it has violated any representations, warranties or covenants provided in this Agreement or when any event sufficient to cause any representations, warranties or covenants provided in this Agreement to be incorrect or untrue occurs.

(4) From the Execution Date to the Closing Date, except for the group consolidation which ChipMOS intends to proceed with its parent company, ChipMOS TECHNOLOGIES (Bermuda) LTD., in no event shall ChipMOS increase its capital (through public offering or private placement), reduce its capital, distribute dividends, issue convertible bonds, employee share options, restricted employee shares or other equity securities, or distribute earnings in shares. In the event that ChipMOS distributes any dividends, the amount of the dividend per share which shall be obtained by Tsinghua Unigroup/the Subscriber shall be deducted from the Subscription Price per share, and the Total Subscription Price shall also be reduced accordingly.

(5) From the Execution Date to the Closing Date, ChipMOS shall use its reasonable best efforts to satisfy the conditions provided in Article 5 of this Agreement or to cause such conditions to be satisfied in time, and will use its reasonable best efforts to prepare and provide all the documents which are necessary to consummate the Transaction and other relevant documents in connection with ChipMOS to Tsinghua Unigroup.

(6) From the Execution Date to the Closing Date, except for the group consolidation which ChipMOS intends to proceed with its parent Company, ChipMOS TECHNOLOGIES (Bermuda) LTD., in the event that ChipMOS intends to engage in any action outside its daily operations (including, but not limited to, acquiring or disposing of assets equivalent to or above NT$1,000,000,000; applying to financial institutions for loans equivalent to or above NT$1,000,000,000 or guaranteeing an equal amount for others, or creating any security interest over its assets; or lending the funds of the company to others and engaging in mergers and acquisitions), ChipMOS will notify Tsinghua Unigroup within seven (7) working days after such event occurs.

(7) ChipMOS shall assist, in accordance with reasonable requests made by the Subscriber or Tsinghua Unigroup, with communications with the competent authorities in Taiwan regarding each condition necessary to consummate the Transaction, for the ease of Subscriber and ChipMOS to submit with PRC and Taiwan authorities the necessary applications for approvals or permits, filings or reports. ChipMOS shall give notice of the related content of such communications to the Subscriber and Tsinghua Unigroup, and it shall use its best efforts to assist the Subscriber and/or Tsinghua Unigroup to visit the competent authorities in Taiwan with ChipMOS when necessary.

(8) In order to successfully consummate the Transaction, ChipMOS shall abide by the necessary legal procedures and make the necessary filings and applications with the authorities, and assist and positively cooperate with the Subscriber and/or Tsinghua Unigroup to deal with or exclude requests and changes which may affect the smooth progress of this Agreement and the Transaction, including, but not limited to, providing necessary clarifications to relevant authorities pursuant to the requirements of relevant laws.

(9) It shall not engage in any act or omission which may be reasonably expected to prevent the conditions provided in Article 5 of this Agreement from being satisfied, or cause the representations and warranties provided in Article 3 of this Agreement to become untrue or incorrect.

(10) In order to make the Subscriber and/or Tsinghua Unigroup perform the information disclosure obligation in connection with the Transaction, in accordance with the laws in Taiwan or PRC, ChipMOS shall use its best efforts to provide every necessary assistance to the Subscriber and/or Tsinghua Unigroup, including, but not limited to, disclosing the schedule arrangement, holding press conferences, and providing information which needs to be provided pursuant to the laws or the orders of the competent authorities.

(11) If the group consolidation which ChipMOS intends to proceed with its parent Company, ChipMOS TECHNOLOGIES (Bermuda) LTD., is consummated before the Closing Date, this shall not cause the percentage of the shares of ChipMOS held by Tsinghua Unigroup pursuant to this Agreement to become lower than 25% as stipulated in Section 1.1 of this Agreement.

7.2 ChipMOS covenants that, after the Closing Date, it shall:

(1) As soon as possible after the Closing Date, at ChipMOS’ 2016 regular shareholders meeting, ChipMOS shall cause one person designated by the Subscriber to be nominated as a director candidate. However, in the event that the Closing Date falls behind the book closure period of the 2016 regular shareholders meeting which ChipMOS reports to TWSE, ChipMOS shall convene a special shareholders meeting within three (3) months after the Closing Date as soon as possible, and one person designated by the Subscriber to be nominated as a director candidate; further, at such shareholders meeting, ChipMOS:

(a)	shall hold a by-election to elect the director, and cause the Subscriber or the person designated by the Subscriber to be elected as a director; and

(b)	propose a proposal and approve a resolution to release the director elected pursuant to foregoing item (a) from his/her non-competition obligation.

(2) The fund received from the private placement shall be designated to be used for the purposes approved by ChipMOS’ shareholders or its board of directors. The main purpose includes the replenishment of the operating funds.

(3) Three (3) years after depositing the Private Placement Shares into the Subscriber’s deposit account pursuant to Section 2.2 of this Agreement, if the Private Placement Shares meet the listing standards and the standards regarding supplemental public offering, ChipMOS shall make an application immediately to TWSE for the issuance of an approval letter acknowledging that the listing standards regarding the Private Placement Shares are met, and file for the supplemental public offering. Before the Private Placement Shares undergo the supplemental public offering procedures and are approved for listing, ChipMOS shall use its best efforts to cause the Private Placement Shares to meet the standards of supplemental public offering and listing approval.

(4) ChipMOS shall issue the Private Placement Shares and deposit the Private Placement Shares into the deposit account of the Subscriber pursuant to Section 2.2 of this Agreement.

(5) Within the period during which the shares held by the Subscriber are not less than 5% of the total number of ChipMOS’ issued shares, ChipMOS shall cause the Subscriber or one person designated by the Subscriber to be elected as a director in every regular or special shareholders meeting in the future when an election or by-election of directors is proposed.

(6) If the group consolidation which ChipMOS intends to proceed with its parent Company, ChipMOS TECHNOLOGIES (Bermuda) LTD., is completed after the Closing Date, this shall not cause the percentage of the shares of ChipMOS held by Tsinghua Unigroup pursuant to this Agreement to become lower than 25% provided in Section 1.1 of this Agreement.

7.3 Tsinghua Unigroup covenants that:

(1) It will cause the Subscriber to abide by the provisions regarding the transfer of the Private Placement Shares provided in Taiwan’s Securities and Exchange Act and relative laws and regulations which are effective at the time of transfer.

(2) In order to obtain the approval from the competent authorities pursuant to Section 6.2 of this Agreement, the Subscriber shall assist providing the industry cooperation strategies. Further, within the period during which the Subscriber is a shareholder of ChipMOS, Tsinghua Unigroup shall cause the Subscriber to abide by Taiwan’s laws and regulations regarding PRC investment in Taiwan, including, but not limited to: (a) it shall not have control over ChipMOS; (b) it shall not serve as or appoint the managerial officer of ChipMOS; (c) the board seats held by it shall not exceed the total number of the seats held by all other shareholders; (d) it shall not solicit proxies before the shareholders meetings; and (e) other covenants of the Subscriber requested by the competent authorities, provided, however, that if the laws and regulations are amended in the future, the amended laws and regulations shall apply.

(3) From the Execution Date, and within the period during which the Subscriber is a shareholder of ChipMOS, it shall use its best efforts to cause the Subscriber to perform and abide by all of the obligations and covenants which shall be performed under this Agreement.

(4) From the Execution Date to the Closing Date, Tsinghua Unigroup shall notify ChipMOS immediately when it notices that it has violated any representations, warranties or covenants provided in this Agreement or any event which will sufficiently cause any representations or warranties provided in this Agreement to be incorrect or untrue occurs. Tsinghua Unigroup shall also use its reasonable best efforts to satisfy the conditions provided in Article 6 of this Agreement or to cause such conditions to be satisfied in time.

7.4 Subscriber Determination Tsinghua Unigroup agrees to use its full capacity to determine the Subscriber that is acceptable to ChipMOS before January 15, 2016, provided that ChipMOS shall not unreasonably refuse to agree without proper reasons. The Subscriber shall also provide ChipMOS a list in writing of all the consents, approvals and permits of the internal authority of the entity and competent authorities which are necessary to the Subscriber to consummate the Transaction before such date. Tsinghua Unigroup shall not bear any liability for breach for failing to determine the Subscriber acceptable to ChipMOS as scheduled.

7.5 Sale of Private Placement Shares

(1) If the Subscriber intends to transfer its shares of ChipMOS, the Subscriber shall issue a prior notice in writing (“Shares Sale Notice”) to ChipMOS. ChipMOS shall give notice to the Subscriber within one (1) month from the date on which it received the Shares Sale Notice to designate a specific person to negotiate with the Subscriber to purchase all of the shares the Subscriber intends to transfer (“Specific Person Notice”).

(2) If the Subscriber and the specific person fail to execute a share transfer agreement after fourteen (14) days from the date on which the Subscriber received the Specific Person Notice, the Subscriber may sell the shares which it intends to transfer to any third party. However, the Subscriber shall not transfer the shares of ChipMOS it holds to any company listed in Exhibit H (Competitor List) without ChipMOS’ consent.

(3) Items (1) and (2) of this Section shall not apply when the Subscriber transfers the shares of ChipMOS it holds in Taiwan’s centralized securities exchange market, unless the Subscriber knows prior to the transaction that the buyer is a company listed in Exhibit H (Competitor List).

(4) Items (1) and (2) of this Section are not applicable in the event that the shares of ChipMOS held by the Subscriber are less than 5% of the total number of ChipMOS’ issued shares.

(5) ChipMOS shall not enjoy the rights provided in Section 7.5 of this Agreement if the Subscriber or the person designated by the Subscriber fails to hold at least one (1) seat on the board of directors of ChipMOS.

Article 8	Termination

8.1 Termination This Agreement may be terminated as follows:

(1) Tsinghua Unigroup and ChipMOS terminate this Agreement by mutual agreement in writing;

(2) In the event that the court or government agency having jurisdiction over either the Subscriber or ChipMOS restricts, suspends or prohibits the issuance or subscription of the Private Placement Shares by orders, rulings, judgments or by undertaking other legal actions, such Party may terminate this Agreement by giving written notice to the other Party;

(3) In the event that Tsinghua Unigroup or ChipMOS materially breaches the representations, warranties, or covenants for which it is responsible pursuant to this Agreement and such breach is incurable, the other Party may terminate this Agreement immediately by giving written notice to the breaching Party; if such breach is curable, this Agreement will be terminated automatically after ten (10) days from the date on which the breaching Party received the written notice given by the other Party, if the breaching Party fails to cure such breach; or

(4) In the event that: (a) the board of directors of ChipMOS fails to determine the price of the Private Placement Shares pursuant to Section 7.1(2) of this Agreement, within ten (10) days (except if each Party in this Agreement agrees to extend such schedule) after the special shareholders meeting convened pursuant to Section 7.1 of this Agreement approves the resolution regarding the private placement herein; (b) the Subscriber fails to acquire the Private Placement Shares within a year after the Execution Date due to causes which are not attributable to Tsinghua Unigroup or the Subscriber; or (c) any of the conditions provided in Article 5 fail to be satisfied within a year after the Execution Date, except if Tsinghua Unigroup agrees to extend the above-mentioned schedule, Tsinghua Unigroup may terminate this Agreement immediately by giving written notice to ChipMOS.

(5) In the event that: (a) the Subscriber fails to acquire the Private Placement Shares within a year after the Execution Date due to causes which are not attributable to ChipMOS; or (b) any of the conditions provided in Article 6 fails to be satisfied within a year after the Execution Date, except if ChipMOS agrees to extend the above-mentioned schedule, ChipMOS may terminate this Agreement immediately by giving written notice to Tsinghua Unigroup.

8.2 Effects of Termination This Agreement shall immediately become void and of no further force and effect after being terminated pursuant to Section 8.1 of this Agreement; provided, however, that Sections 5.2(2) (with respect to the part that ChipMOS will not bear liability for), 5.2(3) (with respect to the part that ChipMOS will not bear liability for), 6.2 (with respect to the part that the Subscriber will not bear liability for), 7.4 (with respect to the part that the Subscriber will not bear liability for), Articles 8 and 9, Sections 10.1, 10.2, and 10.10 of this Agreement shall survive after the termination of this Agreement.

Article 9	Damages

In the event that ChipMOS violates its representations, warranties or covenants, or the rescission or termination of this Agreement is attributable to ChipMOS, ChipMOS shall compensate all the damage, losses and expenses, including interest, default interest, liquidated damages and reasonable legal fees (“Losses”) suffered by Tsinghua Unigroup and/or the Subscriber. ChipMOS shall further exercise its best efforts to prevent Tsinghua Unigroup and/or the Subscriber from further Losses.

In the event that Tsinghua Unigroup violates its representations, warranties or covenants, or the rescission or termination of this Agreement is attributable to Tsinghua Unigroup, Tsinghua Unigroup shall compensate all the Losses suffered by ChipMOS. Tsinghua Unigroup shall further exercise its best efforts to prevent ChipMOS from further Losses.

Article 10	Miscellaneous

10.1 Governing Law, Jurisdiction This Agreement and the Transaction Documents shall be governed by, and construed in accordance with laws of Taiwan. The Parties shall first seek to solve any dispute arising out of or related to the Transaction Document through negotiation. If the Parties fail to solve such dispute through negotiation, each Party shall have the right to issue notice (“Dispute Notice”) to the other Party, and such Dispute Notice shall specify the content of the dispute. If the Parties fail to solve such dispute amicably through negotiation within sixty (60) days from the date a Party issues its Dispute Notice to the other Party, each Party shall have the right to submit such dispute to the Hong Kong International Arbitration Center, and proceed with the arbitration procedures in accordance with the Rules of the International Chamber of Commerce with three (3) arbitrators. Both Parties shall each select one (1) arbitrator, and the third arbitrator shall be appointed by the two (2) arbitrators so selected. All language used in such proceedings shall be Mandarin Chinese. The Parties agree to keep the content of the dispute and the proceeding of the arbitration confidential. The arbitration award shall be final and binding on the Parties. The losing Party in such arbitration shall bear all of the costs and expenses related to the arbitration as determined by the arbitrators in such dispute (including attorney’s fees).

10.2 Survival The Parties’ representations, warranties, covenants or agreements provided herein shall survive the issuance and subscription of the Private Placement Shares. In the event that this Agreement is rescinded or terminated for any reason, each Party’s liabilities for violating the representations, warranties, covenants or agreement herein shall still survive.

10.3 Assignment of Rights and Obligations Neither Party shall assign any rights or obligations provided herein without the prior written consent of the other Party. However, the foregoing restriction shall not apply to Tsinghua Unigroup assigning any of its rights or obligations provided herein to the Subscriber. If Tsinghua Unigroup assigns any rights or obligations provided herein to the Subscriber, then ChipMOS, Tsinghua Unigroup and the Subscriber shall execute the Subscriber Joinder Agreement in the format and substance provided in Exhibit C.

10.4 Entire Agreement; Amendment This Agreement constitutes the entire agreement between the Parties, and supersedes all prior documents and agreements in connection with the Transaction. Such documents or agreements shall be null and void immediately and cease to be applied. Except as otherwise provided herein, both Parties’ consents in writing are necessary to amend, waive, rescind or terminate this Agreement or any terms and conditions.

10.5 Notice All notices and other expression of intent hereunder shall be issued in writing and shall be deemed duly given by registered mail or express delivery or personal delivery to the following address:

(1)	if to ChipMOS:

ChipMOS TECHNOLOGIES INC.

Representative: Shih-Jye Cheng

Address: No. 1, Yanfa 1st Rd., Hsinchu Science Park, Hsinchu, Taiwan

(2)	if to Tsinghua Unigroup:

Tsinghua Unigroup Ltd.

Representative: Weiguo Zhao

Address: F10 Unis Plaza, Tsinghua Science Park, Haidian District, Beijing, PRC

The delivery may also be made to another address provided by a Party to the other Party in writing. The notices and other expressions of intent for the purpose of this Agreement shall be deemed received: when delivered by express delivery or personal delivery, at the actual time of receipt; when delivered by mail, at the actual time of receipt or 72 hours after mailing (whichever is earlier).

10.6 Waiver No omission or delay of any Party to exercise any right, power or remedy herein shall prevent the Party from exercising such right, power or remedy in the future. Any right, power and remedy that each Party enjoys pursuant to this Agreement shall survive, unless the Party expressly waives such right, power or remedy in writing. One right, power or remedy which each Party of this Agreement may claim, pursuant to the laws and this Agreement, shall not preclude other rights, powers or remedies that such Party may claim pursuant to the laws or this Agreement.

10.7 Expenses Regarding the expenses arising from this Agreement and the Transaction, each Party shall bear the expenses occurred by it pursuant to the nature of such expenses and the relevant provisions.

10.8 Severability If any provision of this Agreement is held to be illegal, unenforceable or invalid by the judgment or ruling of the court, other provisions herein shall remain in full force and effect.

10.9 Headings and subheadings The headings and subheadings herein are solely for ease of reference by the Parties, and shall not be used to interpret this Agreement.

10.10 Confidentiality The Parties agree that the Parties will not disclose information in connection with the execution or existence of this Agreement, the content of this Agreement or the Transaction Documents, and the performance of this Agreement to any third party before the Parties have made an announcement to the public pursuant to Section 10.12 of this Agreement. However, the foregoing restriction shall not apply to disclosure made to the board of the directors, management team, and relevant employees who need to know such information, counsels, accountants, financial advisors, and competent authorities for the purposes of performing this Agreement and Transaction Documents.

10.11 Actual Performance The Parties acknowledge and agree that if any of the provisions provided herein are not performed in accordance with the specific terms and conditions or are otherwise violated, this will cause irreparable harm for which monetary compensation would not be an adequate remedy. Therefore, the Parties agree that, in addition to any other remedies available in common law or equity, each Party shall be entitled to seek injunction and other equitable remedies, including the actual performance of the terms and conditions provided herein, and it is not necessary to post any bond or other security.

10.12 Announcement The Parties shall not make an announcement to the public without the consent of the Parties regarding the execution and content of this Agreement and Transaction Documents and information in connection with the performance of this Agreement, which includes, but is not limited to the disclosure of material information, pursuant to the laws and the content thereof. The Parties shall negotiate and determine whether to make the announcement by press release, press conference or any other method and the content of the announcement. However, in the event that a Party discloses the above-mentioned information pursuant to the laws or requests made in judicial proceedings, and the disclosing Party could not obtain the consent of the other Party in time or the other Party refuses to provide its consent without proper reasons after the disclosing Party notifies the other Party of such situation, then the disclosing Party may disclose the above-mentioned information.

10.13 Counterparts This Agreement shall be executed in four (4) originals. ChipMOS and Tsinghua Unigroup shall hold two (2) originals each.

[Signature page follows]

This is the signature page for the “SHARE SUBSCRIPTION AGREEMENT.”

ChipMOS TECHNOLOGIES INC.		Tsinghua Unigroup Ltd.

By:	/s/ Shih-Jye Cheng	By:	/s/ Weiguo Zhao
Name:	Shih-Jye Cheng	Name:	Weiguo Zhao
Title:	Chairman	Title:	Chairman

Exhibit A

REPRESENTATIONS AND WARRANTIES OF CHIPMOS

In the Transaction Documents, “ChipMOS Disclosure Letter” refers to Exhibit B of this Agreement, which provides the exceptions or addendums of certain representations and warranties. Only when an event occurs after the Execution Date and prior to the Closing Date and results in the necessity to amend or augment the ChipMOS Disclosure Letter shall ChipMOS amend or augment the ChipMOS Disclosure Letter in writing within five (5) working days from the date such event occurred. The amendments and addendums shall become part of the ChipMOS Disclosure Letter.

ChipMOS hereby represents and warrants to Tsinghua Unigroup that the statements provided in this Exhibit are true and correct as of the Execution Date and the Closing Date (or, if the representations or warranties are made on a certain date, as of such certain date) and till such Dates.

1.	Company Matters

ChipMOS is a company limited by shares incorporated and validly existing under the laws of Taiwan, operating normally, and has full legal rights and authorizations to own its assets and operate its business.

1.1 Except for the approval of the shareholders meeting which has not yet been obtained on the Execution Date, ChipMOS has the requisite power and authority to execute and deliver the Transaction Documents, and perform the transactions contemplated in the Transaction Documents. ChipMOS has obtained all necessary authorizations through the requisite corporate actions regarding the execution and delivery of the Transaction Documents. Further, ChipMOS will obtain all necessary authorizations regarding the performance of the Transaction Documents through the requisite corporate action on the Closing Date. The Transaction Documents constitute a legitimate, valid, and binding obligation of ChipMOS, which is also enforceable against ChipMOS in accordance with the terms and conditions provided therein.

1.2 In no event shall any of the following circumstances come to exist with respect to ChipMOS regarding the execution and delivery of the Transaction Documents:

(1) Violation of or conflict with the articles of incorporation, internal regulations, licenses and other approvals and permits necessary to operate the business;

(2) Violation of any terms and conditions provided in any contract or agreement to which ChipMOS is a party or by which ChipMOS shall be bound, or for which it would bear liability for breaching, or for which ChipMOS’ breach would give rise to the right of another party to raise any claim against ChipMOS; however, those violations and liabilities without Material Adverse Effect shall be excluded; or

(3) Violation of any laws, orders, administrative regulations or any judgment of the courts by which ChipMOS or the Transaction shall be bound; however, those violations without Material Adverse Effect shall be excluded.

1.3 Except as provided in Section 1.3 in ChipMOS Disclosure Letter, ChipMOS does not need to obtain any approval, consent, authorization, or order from, or report to, or register with, the relevant competent authorities or any other third party (pursuant to any contract or agreement to which ChipMOS or any of its subsidiaries is a party).

2.	Issuance of Private Placement Shares

After being approved by the shareholders meeting and relevant government authorities, and completing the procedures provided in Section 2.2 of this Agreement, the issuance of Private Placement Shares shall be effective. The ownership of such Shares is not subject to any security interest, pledge, mortgage, lien, claim, preemptive right, call or put option, claim against the ownership or exercise of the rights of the shareholder, or other encumbrances of any type.

3.	Financial Statements

3.1 The 2014 consolidated financial statements of ChipMOS and its subsidiaries audited and certified by auditors, TIAOHO & CO. and the 2015 semiannual consolidated financial statements of ChipMOS and its subsidiaries audited and certified by auditors, TIAOHO & CO. (collectively, “Financial Statements”) are prepared in accordance with generally accepted accounting principles in Taiwan and their contents are all correct and true, and present a true and fair view of the financial status of ChipMOS within the period covered by the Financial Statements. As of the date of the Financial Statements, ChipMOS has no liabilities or obligations with Material Adverse Effect that it has not disclosed in the Financial Statements or the notes provided therein.

3.2 From June 30, 2015 to the Execution Date, ChipMOS and its affiliates presented in the consolidated Financial Statements are not subject to circumstances that will cause Material Adverse Effect on the finance, business, revenue or operations status of ChipMOS or ChipMOS and its affiliates as presented in consolidated Financial Statements as a whole.

4.	Tax

ChipMOS has filed all the tax returns for the most recent 7 years within the statutory period pursuant to the laws, and has paid all the payments before the due date of such payments. In the most recent 7 years’ ChipMOS’ affiliates as presented in the consolidated Financial Statements have not failed to file a tax return within the statutory period, or failed to pay all the payments before the due date of such payments, if such failure may cause Material Adverse Effect on the finance, business, revenue or operation status of ChipMOS or ChipMOS and its affiliates as presented in consolidated Financial Statements as a whole.

5.	Assets and Properties

ChipMOS and its affiliates as presented in consolidated Financial Statements have full ownership of, or authorization to use, all movable properties, real properties and tangible and intangible assets reflected in the consolidated Financial Statements audited and certified by auditors, TIAOHO & CO. Except for those disclosed in the Financial Statements, there is no other security interest or encumbrance.

6.	Certifications and Compliance with Laws

6.1 At any time within the 3-year period prior to the Execution Date and the Closing Date, ChipMOS and its affiliates presented in the consolidated Financial Statements have never violated any relevant applicable law (including, but not limited to, the Foreign Corrupt Practices Act of the United States and the Anti-Bribery Act of PRC) or government orders; however, violations without Material Adverse Effect shall be excluded.

6.2 ChipMOS and its affiliates presented in the consolidated Financial Statements have obtained all the certifications, approvals, permits, consents, and registrations (collectively, “Licenses”) to operate their current business; however, the lack of those Licenses without Material Adverse Effect shall be excluded. All such Licenses have full effect, and the certifications have not been revoked or suspended by competent authorities; however, the lack of full effect, revocations, and suspensions without Material Adverse Effect shall be excluded.

6.3 All the Licenses which ChipMOS and its affiliates presented in the consolidated Financial Statements needed to operate their current business shall in no event be revoked due to the consummation of the Transaction.

6.4 ChipMOS is not in material violation of the regulations of the TWSE in connection with listing or corporate governance. ChipMOS has not been ordered by the TWSE to suspend the trading of shares, alter its trading method, or delist. ChipMOS has not undertaken any procedure to apply for the delisting of its shares from the TWSE.

7.	Subsidiaries

Each subsidiary of ChipMOS is incorporated and validly existing under the laws of the jurisdiction of its incorporation, operating normally, and has full legal rights to own its assets and operate its business.

8.	No Change

Except as provided in Article 8 in ChipMOS Disclosure Letter, except for the execution and performance of this Agreement, all the business of ChipMOS and its subsidiaries have operated normally in all material aspects and in accordance with past practice since June 30, 2015, and in no event have any following circumstances come to exist:

(1) Any change which shall cause Material Adverse Effect;

(2) Any amendment to the articles of incorporation;

(3) Selling of all or a substantial amount of the assets of ChipMOS or its subsidiaries;

(4) Merger or acquisition of ChipMOS or its subsidiaries with any third party;

(5) (i) Declaration, provision or payment of dividends, or other asset allocations by ChipMOS or any of its subsidiaries; or (ii) share redemption, share repurchases or purchase of the issued shares in other methods by ChipMOS or its subsidiaries;

(6) Proceeding of ChipMOS or its subsidiaries with liquidation, dissolution, debt settlement arrangement, consolidation, recapitalization or approving any resolution for approval, application or similar procedures or orders in connection with consolidation;

(7) ChipMOS’ appointment of any receiver, custodian, administrator or other similar personnel to manage a substantial part of its business or assets; or

(8) Execution of any agreements for carrying out or performing the matters provided in the foregoing items (1) to (7).

9.	Insurance

ChipMOS and its affiliates as presented in the consolidated Financial Statements have purchased property insurance from insurance companies in accordance with general customs of the industry of testing services of integrated circuits and semiconductor devices, and the insurance policies are effective. No material insurance claim will come to exist at any time within the 3-year period prior to the Execution Date and the Closing Date.

10.	Employment

At any time within the 3-year period prior to the Execution Date and the Closing Date, ChipMOS and its affiliates as presented in consolidated Financial Statements in no event violated the relevant laws and regulations in connection with labor insurance in the jurisdiction of its incorporation and were thus punished by the competent authorities; however, those violations without Material Adverse Effect shall be excluded.

11.	Litigation and Investigation

11.1 ChipMOS and its affiliates as presented in the consolidated Financial Statements are not the defendants in any pending civil, criminal, arbitration or administrative proceedings (collectively, “Actions”); however, such Actions whose results are without Material Adverse Effect shall be excluded. The directors and managerial officers of ChipMOS and its affiliates presented in the consolidated Financial Statements are not involved as defendants in any Actions which ChipMOS or its affiliates as presented in consolidated Financial Statements is the plaintiff. To ChipMOS’ knowledge, there is no existing fact or circumstance which may cause ChipMOS to be involved in any Actions.

11.2 There is no unexecuted judgment, ruling or arbitration award against ChipMOS and its affiliates as presented in the consolidated Financial Statements. None of the businesses and assets of ChipMOS and its affiliates presented in the consolidated Financial Statements are subject to seizure and execution.

12.	Environmental Protection

At any time within the 3-year period prior to the Execution Date and the Closing Date, ChipMOS and its affiliates as presented in the consolidated Financial Statements in no event violated the environmental laws or orders and were thus punished; however, those violations without Material Adverse Effect shall be excluded.

13.	Patented Technology

All the patented technologies which are used in the business and operations of ChipMOS and its affiliates as presented in the consolidated Financial Statements are legitimately licensed and patented.

14.	Material Contract

Except those disclosed in the 2014 annual report, ChipMOS has no other material contracts that a listed company is required to disclose.

15.	No Other Representations

ChipMOS confirms, when executing this Agreement, that Tsinghua Unigroup and its representative make no representations, warranties, estimates or forecasts, and that ChipMOS did not rely on any representations, warranties, estimates or forecasts made by Tsinghua Unigroup or its representative other than the representations and warranties of Tsinghua Unigroup provided in Article 4 of this Agreement.

Exhibit B

CHIPMOS DISCLOSURE LETTER

1.	Company Matters: Scope of business stipulated in the articles of incorporation

1.3 ChipMOS, when executing this Agreement, has not yet convened the special shareholders meeting pursuant to Section 7.1(1) of this Agreement to approve the resolution provided in Section 7.1(1) to amend the scope of business provided in its articles of incorporation (Exhibit G) to be consistent with the items which the PRC investors are allowed to invest pursuant to the current laws, orders or administrative regulations in Taiwan.

8.	No Change

(2) ChipMOS, after June 30, 2015, will convene the special shareholders meeting and will cause such shareholders meeting to approve the amendment of its articles of incorporation as provided in Exhibit G.

(4) ChipMOS intends to proceed with a group consolidation with its parent Company, ChipMOS TECHNOLOGIES (Bermuda) LTD.

(5) ChipMOS has approved a resolution concerning the 2014 earnings distribution proposal in its 2015 regular shareholders meeting, and has implemented such resolution.

Exhibit C

Subscriber Joinder Agreement

among

ChipMOS TECHNOLOGIES INC.

and

Tsinghua Unigroup Ltd.

and

[Assignee]

Subscriber Joinder Agreement

This Subscriber Joinder Agreement (“Agreement”) is executed on [●] (“Execution Date”) among ChipMOS TECHNOLOGIES INC., a company incorporated under the laws of Taiwan (“ChipMOS”), Tsinghua Unigroup Ltd., a company incorporated under the laws of People’s Republic of China (“PRC”) (“Tsinghua Unigroup”), and [full name of Assignee], a company incorporated under the laws of [Region] (“Assignee”). ChipMOS, Tsinghua Unigroup and the Assignee shall collectively be referred to as the “Parties.”

Recitals

(A)	ChipMOS and Tsinghua Unigroup have executed a Share Subscription Agreement (“Share Subscription Agreement”) on December 11, 2015. Pursuant to the Share Subscription Agreement, ChipMOS agrees, pursuant to Taiwan’s relevant laws and regulations, and the terms and conditions provided herein, to increase its capital and issue 299,252,000 common shares through private placement. After the issuance of the Private Placement Shares, the Private Placement Shares shall be equivalent to around 25% of the total number of ChipMOS’ issued shares (including the Private Placement Shares).

(B)	Pursuant to Section 10.3 of the Share Subscription Agreement, Tsinghua Unigroup requests that ChipMOS and, ChipMOS agrees to, release Tsinghua Unigroup from obligations incurred from the Share Subscription Agreement, except as otherwise provided in the Share Subscription Agreement. Assignee will become the Subscriber defined by the Share Subscription Agreement and assume the obligations provided therein.

Article 1 Renewal of Subscriber

The Parties agree that Tsinghua Unigroup assigns its obligations and liabilities under the Share Subscription Agreement to the Assignee. Therefore, the Parties:

1.1 Irrevocably and unconditionally agree that the Assignee becomes the “Subscriber” defined in the Share Subscription Agreement, and explicitly agree that the Assignee shall be deemed to be the “Subscriber” as defined in the Share Subscription Agreement from the Execution Date of this Agreement and assume all the rights, benefits, liabilities and obligations incurred from the Share Subscription Agreement;

1.2 Except as otherwise provided herein, irrevocably and unconditionally agree to release Tsinghua Unigroup from all liabilities, obligations, compensation for damages, claims, lawsuits, punishments, fees, costs and expenses incurred from Share Subscription Agreement from the past, present and future; and

1.3 Agree to have the Assignee to perform the obligations of the Share Subscription Agreement.

Article 2 General Provisions

2.1 Except as otherwise amended explicitly herein, the Share Subscription Agreement shall remain in full force and effect, and each party of the Share Subscription Agreement shall be bound by each provision provided therein. Any addendums or amendment of this Agreement shall not have any effect unless they are in writing and executed by each Party of this Agreement or its authorized person.

2.2 If all of or part of any provision of this Agreement is held to be illegal, unenforceable or invalid by the judgment or ruling of a court, the provision shall be deemed not to be a part of this Agreement and other provisions herein shall remain in full force and effect.

2.3 The content of this Agreement shall not affect the effectiveness and enforceability of the provisions of the Share Subscription Agreement. The Share Subscription Agreement shall remain in full force and effect.

Article 3 Notice

Any notice and other expression of intent under or related to this Agreement shall follow the procedures provided in Section 10.5 of the Share Subscription Agreement.

Article 4 Governing Law and Jurisdiction

This Agreement shall be governed by, and construed in accordance with the laws of Taiwan. The Parties shall first seek to solve any dispute arising out of or related to this Agreement through negotiation. If the Parties fail to solve such dispute through negotiation, each Party shall have the right to issue notice (“Dispute Notice”) to the other Party, and such Dispute Notice shall include the content of the dispute. If the Parties fail to resolve such dispute amicably through negotiation within sixty (60) days from the date on which a Party issued its Dispute Notice to the other Party, each Party shall have the right to submit such dispute to the Hong Kong International Arbitration Center, and proceed with the arbitration procedures in accordance with the Rules of the International Chamber of Commerce with three (3) arbitrators. Each Party shall each select one (1) arbitrator, and the third arbitrator shall be appointed by the two (2) arbitrators so selected. All language used in such proceedings shall be Mandarin Chinese. The Parties agree to keep the content of the dispute and the proceeding of the arbitration confidential. The arbitration award shall be final and binding on the Parties. The losing Party in such arbitration shall bear all of the costs and expenses related to the arbitration as determined by the arbitrators in such dispute (including attorney’s fees).

ChipMOS TECHNOLOGIES INC.		[●]	Tsinghua Unigroup Ltd.

Name:	Shih-Jye Cheng	Name:	Name:	Weiguo Zhao
Title:	Chairman	Title:	Title:	Chairman

Exhibit D

LEGAL OPINION

1.	ChipMOS is a company duly incorporated and validly existing in accordance with the laws of Taiwan.

2.	ChipMOS has obtained authorization from its board of directors and shareholders meeting to enter into the Transaction and perform the obligations pursuant to this Agreement. The Chairman is also authorized to execute and deliver this Agreement as the representative of ChipMOS.

3.	This Agreement and the proceeding of the Transaction constitute legal, effective and binding obligations to ChipMOS.

4.	ChipMOS has completed all the necessary statutory procedures before the Closing Date, pursuant to the relevant laws and regulations in Taiwan.

5.	ChipMOS, in order to issue the Private Placement Shares, has obtained all the necessary approvals from and made all necessary filings with and reports to all competent authorities in Taiwan.

Exhibit E

CERTIFICATE OF CHIPMOS

To:	Tsinghua Unigroup

Subscriber

ChipMOS TECHNOLOGIES INC. (“we”), a company incorporated under the laws of Taiwan, pursuant to Section 5.6 of the Share Subscription Agreement (“Agreement”) executed by and between us and Tsinghua Unigroup Ltd. (“Tsinghua Unigroup”) on this 11th day of December, 2015, hereby declare as follows:

1.	As of the date on which this Certificate is executed, the representations and warranties, pursuant to the Agreement, made by us are still true and correct, and contain no material omissions that will mislead Tsinghua Unigroup and/or the Subscriber; and,

2.	As of the date on which this Certificate is executed, we have performed all the covenants, agreements and conditions that we are bound to complete on or before the execution date of this Certificate, pursuant to the Agreement.

Regarding the above statement, we hereby execute this Certificate on [●].

ChipMOS TECHNOLOGIES INC.

Chairman: Shih-Jye Cheng

Exhibit F

CERTIFICATE OF THE SUBSCRIBER

To: ChipMOS TECHNOLOGIES INC.

[●] (“we”), a company incorporated under the laws of [●], pursuant to Section 6.3 of the Share Subscription Agreement (“Agreement”) executed by and between Tsinghua Unigroup Ltd. and ChipMOS TECHNOLOGIES INC. (“ChipMOS”) on this 11th day of December, 2015, hereby declare as follows:

1.	As of the date on which this Certificate is executed, the representations and warranties, pursuant to the Agreement, made by us are still true and correct, and contain no material omissions that will mislead ChipMOS; and,

2.	As of the date on which this Certificate is executed, we have performed all of the covenants, agreements and conditions that we are bound to complete before the execution date of this Certificate, pursuant to the Agreement.

Regarding the above statement, we hereby execute this Certificate on [●].

Subscriber:

Exhibit G

COMPARISON TABLE OF THE AMENDMENTS TO THE ARTICLES OF INCORPORATION

ChipMOS TECHNOLOGIES INC.

Comparison Table of the Amendment of Articles of Incorporation

Article	Before amendment	After amendment	Reason

Article 2

The scope of business of the Company shall be as follows:

CC01080 : Electronic Parts and Components Manufacturing

I501010 : Product Designing

F119010 : Wholesale of Electronic Materials

CC01120 : Data Storage Media Manufacturing and Duplicating

F401010 : International Trade

Research, develop, produce, manufacture, sell the following products:

I. the assembly and testing services of high integration, high precision memory (mainly Dynamic Random Access Memory above 64M and 256M)

II. the assembly and testing services of Mixed-signal products and modules

III. the assembly and testing services of LCD driver ICs and driver modules

IV. LCOS Optical Engine Subsystems

V. Surface-mount Technology and its related products

VI. Sideline business of import and export trades of related products above

The scope of business of the Company shall be as follows:

CC01080 : Electronic Parts and Components Manufacturing

I501010 : Product Designing

F119010 : Wholesale of Electronic Materials

CC01120 : Data Storage Media Manufacturing and Duplicating

F401010 : International Trade (limited to the import and export business of the registered scope of business)

Research, develop, produce, manufacture, sell the following products:

I. the assembly and testing services of high integration, high precision memory (mainly Dynamic Random Access Memory above 64M and 256M)

II. the assembly and testing services of Mixed-signal products and modules

III. the assembly and testing services of LCD driver ICs and driver modules

IV. LCOS Optical Engine Subsystem

V. Surface-mount Technology and its related products

VI. Sideline business of import and export trades of related products above

Amend the scope of business in accordance with the actual operation of the company.

Article	Before amendment	After amendment	Reason

Article 7

The total capital stock of the Company shall be in the amount of 9,700,000,000 New Taiwan Dollars, divided into 970,000,000 shares, at 10 New Taiwan Dollars each, to be issued in installments with the authority delegated to the meeting of the Board of Directors.

The total capital stock in the first paragraph reserves for employee stock option certificates in the amount of 970,000,000 New Taiwan Dollars, divided into 97,000,000 shares, at 10 New Taiwan Dollars each, to be issued in installments with the authority delegated to the meeting of the Board of Directors.

The total capital stock of the Company shall be in the amount of 14,500,000,000 New Taiwan Dollars, divided into 1,450,000,000 shares, at 10 New Taiwan Dollars each, to be issued in installments with the authority delegated to the meeting of the Board of Directors.

The total capital stock in the first paragraph reserves for employee stock option certificates in the amount of 970,000,000 New Taiwan Dollars, divided into 97,000,000 shares, at 10 New Taiwan Dollars each, to be issued in installments with the authority delegated to the meeting of the Board of Directors.

Increase total capital amount in accordance with the actual operation of the company.

Article 25	If there is net profit in any year, the Company shall cover accumulative losses first, then set aside 10% of said profits as legal reserve, set aside or reverse another sum as special reserve in accordance with laws and regulations and the orders of competent authorities, and contribute 10% of the remaining as employees’ bonuses (including the employees of subsidiaries of the company meeting certain specific requirements, with the authority delegated to the meeting of the Board of Directors) and no more than 0.5% as directors’ compensation. The remaining plus beginning retained earnings and undistributed earnings of the current year are distributable earnings, and the Board of Directors shall reserve some for the operation of business as required. If there are still earnings, the

If there is profit of the Company in any year, it shall contribute 10% as compensation of the employees, including the employees of subsidiaries of the company meeting certain specific requirements, and such employee compensation shall be decided to be distributed by share or cash by the Board of Directors. The Company may contribute no more than 0.5% of the earning amounts above as directors’ compensation by the Board of Directors. The employees’ compensation and directors’ compensation shall be reported to the shareholders meeting. In the event that there is an accumulated loss to the Company, the Company shall reserve the amount to cover, and then contribute employees’ compensation and directors’ compensation pursuant to the previous paragraph.

1. In accordance with the amendment of Articles 235 and 235-1 of the Company Act, and in response to expensing the employee bonus and to comply with the Company Act and Business Entity Accounting Act.

2. Pursuant to Jing-shang-10402427800 Letter of Ministry of Economic Affairs dated October 15, 2015.

Article	Before amendment	After amendment	Reason

Company may have the shareholders meeting approve a resolution to distribute all or part as dividends.

The dividend distribution proposal of the company is drafted and proposed by the Board of Directors and approved by shareholders meeting annually, and shall take the historical earnings of the company, current or future investment environment, funding requirement, domestic and overseas competitions, and capital budget into account, and balance the shareholders’ interests, dividends and long-term financial plan.

The distribution of earnings may be in cash or shares, where cash dividends shall comprise no less than 10% of the total amount of the dividends distributed in such year.

Article 25-1	N/A

If there are earnings of the Company in any year, they shall be used to pay all taxes and cover accumulated losses first, then the company shall set aside 10% of said profits as legal reserve, and set aside or reverse another sum as special reserve in accordance with laws and regulations and the orders of competent authorities. The remaining plus beginning retained earnings and undistributed earnings of the current year are distributable earnings, and the Board of Directors shall reserve some for the operation of business as required. If there are still earnings, may have the shareholders meeting to approve a resolution to distribute all or part as dividends.

In accordance with the promulgation of 235-1 and the amendment of 235 and 240 of Company Act, and in response to expensing employee bonus and to comply with the Company Act and Business Entity Accounting Act.

Article	Before amendment	After amendment	Reason

The dividends distribution proposal of the Company is drafted and proposed by the Board of Directors and approved by shareholders meeting annually, and shall take the historical earnings of the Company, current or future investment environment, funding requirement, domestic and overseas competitions, and capital budget into account, and balance the shareholders’ interests, dividends and long-term financial plan. The distribution of earnings may be in cash or shares, where cash dividends shall comprise no less than 10% of the dividends declared in such year.

Article 28	These Articles of Incorporation are signed on July 17, 1997 with the consent of all promoters. First amendment on April 27, 1998. Second amendment on May 18, 2000. Third amendment on June 5, 2002. Fourth amendment on June 26, 2003. Fifth amendment on June 11, 2004. Sixth amendment on June 15, 2005. Seventh amendment on August 2, 2005. Eighth amendment on June 15, 2006. Ninth amendment on April 12, 2007. Tenth amendment on June 28, 2007. Eleventh amendment on December 17, 2007. Twelfth amendment on March 30, 2010. Thirteenth amendment on June 22, 2012. Fourteenth amendment on June 17, 2013. Fifteenth amendment on December 30, 2014.

These Articles of Incorporation are signed on July 17, 1997 with the consent of all promoters. First amendment on April 27, 1998. Second amendment on May 18, 2000. Third amendment on June 5, 2002. Fourth amendment on June 26, 2003. Fifth amendment on June 11, 2004. Sixth amendment on June 15, 2005. Seventh amendment on August 2, 2005. Eighth amendment on June 15, 2006. Ninth amendment on April 12, 2007. Tenth amendment on June 28, 2007. Eleventh amendment on December 17, 2007. Twelfth amendment on March 30, 2010. Thirteenth amendment on June 22, 2012. Fourteenth amendment on June 17, 2013. Fifteenth amendment on December 30, 2014. Sixteenth amendment on January 28, 2016.

Amend in accordance with the amendment of the Articles of Incorporation.

Exhibit H

COMPETITOR LIST

1.	Advanced Semiconductor Engineering, Inc.

2.	Amkor Technology, Inc.

3.	Jiangsu Changjiang Electronics Technology Co., Ltd

4.	Nantong Fujitsu Microelectronics Co., Ltd.

5.	The affiliates of the companies listed in items 1 to 4 as above and the surviving companies after such companies are merged or acquired.

6.	The top ten (10) OSAT companies provided in the latest IDC Report of OSAT industry before selling the shares.